EXHIBIT 99.1

Redpoint Bio Signs Research & Technology Development Agreement with

The Coca-Cola Company

Redpoint Bio and The Coca-Cola Company to Collaborate on the Development of Technology for Use in Non-Alcoholic Beverages

Ewing, New Jersey, December 14, 2007 — Redpoint Bio Corporation (OTCBB: RPBC), a company developing ingredients to improve the taste of pharmaceutical, food and beverage products, today announced that it has signed a research agreement with The Coca-Cola Company (NYSE: KO), the world’s largest beverage company, to develop proprietary technology for use in non-alcoholic beverages.

Under terms of the one-year agreement, for a six month period beginning on the effective date of the agreement, Redpoint has granted Coca-Cola an exclusive right to negotiate to extend and expand the collaboration into a broader, multi-year research, development and commercialization program.  For more information, see the related 8-K filing by Redpoint Bio with the Securities and Exchange Commission.

“We are extremely pleased to have established this new research and technology development collaboration with industry leader, The Coca-Cola Company — Redpoint Bio’s second food industry collaboration signed in 2007,” said Ray Salemme, Ph.D., Chief Executive Officer of Redpoint Bio. “We believe this agreement is a further endorsement of Redpoint Bio’s unique capabilities for the discovery and development of beverage technology. We look forward to working with The Coca-Cola Company team.”

Grant DuBois, Ph.D., Director, Ingredient & Product Sciences for The Coca-Cola Company, noted, “We believe that Redpoint Bio’s extensive knowledge of taste science, coupled with their full suite of discovery tools, can contribute to the development of new technology for use in existing and future non-alcoholic beverages.”

About Redpoint Bio Corporation

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying novel flavors that improve the tastes of existing ingredients and enable the development of better-tasting foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

About The Coca-Cola Company
The Coca-Cola Company is the world’s largest beverage company. Along with Coca-Cola®, recognized as the world’s most valuable brand, the Company markets four of the world’s top five nonalcoholic sparkling brands, including Diet Coke®, Fanta® and Sprite®, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1.4 billion servings each day. For more information about The Coca-Cola Company, please visit our website at  www.thecoca-colacompany.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Redpoint Bio:	At Rx Communications Group (for Redpoint Bio):
Scott Horvitz	Melody Carey (investors): (917) 322-2571
Chief Financial Officer	Paula Schwartz (investors): (917) 322-2216
(609) 637-9700, ext. 207	Tina Posterli (media): (917) 322-2565
shorvitz@redpointbio.com

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